Exhibit 99.1

Estrella Immunopharma Doses First Patient in Phase I/II Trial of Anti-CD19 ARTEMIS® T-cells in Advanced B-cell Non-Hodgkin’s Lymphomas (STARLIGHT-1)

EMERYVILLE, California, July 31, 2024 – Estrella Immunopharma, Inc. (NASDAQ: ESLA, ESLAW) ("Estrella" or the "Company"), a clinical stage biopharmaceutical company focused on developing CD19 and CD22-targeted ARTEMIS® T-cell therapies to treat cancers and autoimmune diseases, today announced the dosing of the first patient in its Phase I/II clinical trial (STARLIGHT-1) for EB103, an autologous T-cell therapy for adult patients with relapsed/refractory (R/R) B-cell Non-Hodgkin’s Lymphomas (NHL).

"CAR-T therapies have improved outcomes for patients with B-cell non-Hodgkin’s lymphomas compared with traditional standard-of-care treatments,” said Mehrdad Abedi, M.D., Professor of Medicine at UC Davis Comprehensive Cancer Center. “However, patients battling R/R NHL, especially those with high-risk conditions such as human immunodeficiency virus (HIV)-associated lymphoma, central nervous system (CNS) lymphoma, and additional high-grade NHL subtypes urgently need new therapeutic options that minimize the risk of potential life-threatening side effects, including severe Cytokine Release Syndrome (CRS) and neurotoxicity. EB103 ARTEMIS T-cell therapy represents an innovative treatment option that may potentially benefit a wider range of R/R B-cell NHL patients.”

“Dosing our first patient in the STARLIGHT-1 Phase I/II clinical trial is a significant milestone for EB103, " said Cheng Liu, Ph.D., President and CEO of Estrella Immunopharma. “We believe ARTEMIS T cell therapy could offer unique advantages over current CAR-T therapies, including higher killing efficacy, improved T cell persistence and a better safety profile. We look forward to unlocking its full potential in clinical settings.”

“EB103 may provide the opportunity to improve CD19 T-cell therapy response rates for patients with B-cell NHL, as well as patient’s quality of life by minimizing toxicities and side effects of treatment,” said Naseem Esteghamat, M.D., Assistant Professor of Medicine at UC Davis Comprehensive Cancer Center and Principal Investigator of this trial.

The Phase I/II clinical trial for EB103 is an open-label, dose escalation, multi-center, Phase I/II clinical trial to assess the safety of EB103 autologous T-cell therapy and to determine the Recommended Phase II Dose (RP2D) in adult subjects (≥ 18 years of age) who have relapsed/refractory (R/R) B-cell NHL. The study includes a dose escalation phase followed by an expansion phase. Further details of the trial can be found at www.clinicaltrials.gov under NCT identifier: NCT06343311.

About EB103

EB103, a T-cell therapy, also referred to as Estrella's "CD19-Redirected ARTEMIS® T-Cell Therapy," utilizes ARTEMIS® technology licensed from Eureka Therapeutics, Inc. ("Eureka"), Estrella's parent company. Unlike a traditional CAR-T cell, the unique design of an ARTEMIS® T-Cell, like EB103 T-cell, allows it to be activated and regulated upon engagement with cancer targets that use a cellular mechanism more closely resembling the one from an endogenous T-cell receptor. Once infused, EB103 T-cells seek out CD19-positive cancer cells, bind to these cells, and destroy them.

About Estrella Immunopharma

Estrella is a clinical-stage biopharmaceutical company developing CD19 and CD22-targeted ARTEMIS® T-cell therapies to treat cancers and autoimmune diseases. Estrella's mission is to harness the evolutionary power of the human immune system to transform the lives of patients fighting cancer and other diseases. To accomplish this mission, Estrella's lead product candidate, EB103, utilizes Eureka's ARTEMIS® technology to target CD19, a protein expressed on the surface of almost all B-cell leukemias and lymphomas. Estrella is also developing EB104, which also utilizes Eureka's ARTEMIS® technology to target not only CD19, but also CD22, a protein that, like CD19, is expressed on the surface of most B-cell malignancies.

For more information about Estrella, please visit www.estrellabio.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including but not limited to those regarding the potential benefits and therapeutic advantages of EB103 and ARTEMIS® T-cell therapy, the anticipated progress and milestones of the STARLIGHT-1 Phase I/II clinical trial, and the future development plans for EB103, are based on our management’s current expectations, estimates, forecasts, and projections about the industry and markets in which we operate and our management’s current beliefs and assumptions. These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms. These statements relate to future events or our financial performance and involve known and unknown risks, uncertainties, and other factors that could cause actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under “Risk Factors” and elsewhere in our filings with the Securities and Exchange Commission. The forward-looking statements in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.

Contact:

Investor Relations

Estrella Biopharma, Inc.

IR@estrellabio.com